Exhibit I

WESTLB VOTING AGREEMENT

        AGREEMENT dated as of January 9, 2004 (this “Agreement”) between Reliance Gateway Net Limited, a company incorporated under the laws of India (“Reliance Gateway”), and the holder (the “Shareholder”) of the shares of capital stock (the “Shares”) of FLAG Telecom Group Limited, a company incorporated under the laws of Bermuda (the “Company”), listed on the signature pages hereof.

        WHEREAS, the Company and Reliance Gateway have entered into the Agreement and Plan of Amalgamation dated as of October 16, 2003 (as amended on October 28, 2003 and December 4, 2003 and as the same may hereafter be amended, the “Amalgamation Agreement”; all capitalized terms that are not otherwise defined herein shall have the meaning currently attributed to them under the Amalgamation Agreement);

        WHEREAS, the Company intends to hold a special general meeting of the shareholders of the Company, including any postponement or adjournment thereof, to consider and vote upon the Amalgamation Agreement; and

        WHEREAS, the parties hereto have agreed to enter into this Agreement to evidence certain agreements relating to the Shares held by the Shareholder.

        NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1
AGREEMENT TO VOTE; GRANT OF PROXY

        Section 1.01. Agreement To Vote. The Shareholder irrevocably agrees to vote, express consent (or dissent, as the case may be) or otherwise utilize the voting power in respect of all of the Shares that it is entitled to vote at the time of any vote at any annual or special general meeting of the shareholders of the Company during the term of this Agreement and at any postponement or adjournment thereof, in accordance with the procedures for voting thereat including without limitation attendance in person to ensure the effectiveness of such vote, (a) in favor of the approval and adoption of the Amalgamation Agreement and each of the transactions contemplated thereby and (b) against (i) any proposal made in opposition to or in competition with the Amalgamation and the transactions contemplated by the Amalgamation Agreement, (ii) any amalgamation, scheme of arrangements, merger, reorganization, consolidation, share exchange, business combination, sale of assets, recapitalization, liquidation, winding up, extraordinary dividend or distribution, significant share repurchase or other similar transaction with or involving the Company, other than the Amalgamation Agreement and the transactions contemplated thereby and (iii) any other action the consummation of which would reasonably be expected to impede, frustrate, interfere with, impair, delay or prevent consummation of the transactions contemplated by the Amalgamation Agreement.

        Section 1.02. Grant of Proxy. The Shareholder hereby revokes any and all previous proxies granted with respect to its Shares. By entering into this Agreement, the Shareholder hereby grants a proxy appointing Reliance Gateway, as it’s attorney-in-fact and proxy, with full power of substitution, for and in the Shareholder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power in such manner and upon such matters as Reliance Gateway or its proxy or substitute shall, in Reliance Gateway’s sole discretion, deem proper with respect to the Shares owned by the Shareholder in accordance with the provisions of Section 1.01. The proxy granted by the Shareholder pursuant to this Section 1.02 is irrevocable and is granted in consideration of Reliance Gateway’s agreements contained in Article 2 of this Agreement; provided, however, that such proxy shall be revoked upon termination of this Agreement in accordance with Section 7.04 hereof.

ARTICLE 2
CONSIDERATION

        In consideration of (i) the agreement of the Shareholder to vote in favor of the Amalgamation and the approval and adoption of the Amalgamation Agreement and (ii) the other agreements of the Shareholder contained herein, Reliance Gateway hereby agrees to pay the Shareholder the amount set forth opposite the Shareholder’s name on the signature pages hereto, in cash, on the date when the Effective Time occurs unless the Shareholder shall have failed to comply with its obligations hereunder. Such amount shall be paid by wire transfer to a bank account designated by the Shareholder (or if no such account is designated, then by certified or official bank check payable in immediately available funds to the order of the Shareholder in such amount). If the Effective Time does not occur, no payment to the Shareholder shall be required hereunder. This Agreement does not affect the Shareholder’s right to receive the full amount of the Amalgamation Consideration payable to the shareholders of the Company pursuant to the Amalgamation Agreement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER

        The Shareholder represents and warrants to Reliance Gateway that:

        Section 3.01. Corporate Authorization. The Shareholder has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance by the Shareholder of this Agreement and the consummation by the Shareholder of the transactions contemplated hereby have been duly authorized and no other corporate action on the part of the Shareholder is necessary to authorize the execution, delivery or performance by the Shareholder of this Agreement and the consummation by the Shareholder of the transactions contemplated hereby.

        Section 3.02. Valid Title. As of November 1, 2003, as of the date hereof and at all times hereafter during the term of this Agreement, the Shareholder was and is the sole, true, lawful and beneficial owner of the Shares set forth opposite the Shareholder’s name on the signature pages hereto, and will be the sole, true, lawful and beneficial owner of all Shares acquired by the Shareholder after the date hereof, in each case, with no restrictions on the Shareholder’s voting rights or rights of disposition pertaining thereto, except as set forth in this Agreement. As of November 1, 2003, as of the date hereof and at all times hereafter during the term of this Agreement, none of the Shares set forth opposite the Shareholder’s name on the signature pages hereto are, and no Shares acquired by the Shareholder after the date hereof will be, subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares, except as set forth in this Agreement.

        Section 3.03. Non-Contravention. The execution, delivery and performance by the Shareholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not contravene or constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Shareholder or to a loss of any benefit of the Shareholder under any provision of applicable law or regulation, the certificate of incorporation, bylaws or other governing documents of the Shareholder or any other agreement, judgment, injunction, order, decree, or other instrument binding on the Shareholder or result in the imposition of any lien on any asset of the Shareholder.

        Section 3.04. Binding Effect. This Agreement is the valid and binding Agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights generally. The person signing this Agreement on behalf of the Shareholder has full power and authority to execute and deliver, and to cause the Shareholder to perform, this Agreement.

        Section 3.05. Total Shares. The number of Shares set forth opposite the Shareholder’s name on the signature pages hereto are the only Shares beneficially owned by the Shareholder as of the date hereof and as of November 1, 2003, and (i) the Shareholder owns no options to purchase or sell or rights to subscribe for or otherwise acquire any securities of the Company and has no other interest in or voting rights with respect to any securities of the Company and (ii) to the Shareholder’s knowledge, none of its affiliates own, beneficially or of record, any Shares or has any of the interests or rights described in clause (i) above.

        Section 3.06. Finder’s Fees. No investment banker, broker or finder is entitled to a commission or fee from Reliance Gateway or any of its affiliates in respect of this Agreement based upon any arrangement or agreement made by or on behalf of the Shareholder.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF RELIANCE GATEWAY

        Reliance Gateway represents and warrants to the Shareholder that Reliance Gateway has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance by Reliance Gateway of this Agreement and the consummation by Reliance Gateway of the transactions contemplated hereby have been duly authorized and no other corporate action on the part of Reliance Gateway is necessary to authorize the execution, delivery or performance by Reliance Gateway of this Agreement and the consummation by Reliance Gateway of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Reliance Gateway and is a valid and binding Agreement of Reliance Gateway, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights generally.

ARTICLE 5
COVENANTS OF THE SHAREHOLDER

        The Shareholder hereby covenants and agrees that:

        Section 5.01. No Proxies for, Encumbrances on or Transfers of Shares. Except pursuant to the terms of this Agreement, the Shareholder shall not, during the term of this Agreement, without the prior written consent of Reliance Gateway, directly or indirectly, (i) grant any proxies to or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares or (ii) sell, assign, transfer, encumber, deliver pursuant to any tender or exchange offer or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any Shares. The Shareholder shall not seek or solicit any such sale, assignment, transfer, encumbrance, delivery or other disposition or any such contract, option or other arrangement or assignment or understanding and the Shareholder agrees to notify Reliance Gateway promptly and to provide all details requested by Reliance Gateway if the Shareholder is approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing.

        Section 5.02. Appraisal Rights. The Shareholder agrees during the term of this Agreement not to exercise any rights (including, without limitation, under the Bermuda Companies Act of 1981, as amended) to demand appraisal of any Shares which may arise with respect to the Amalgamation.

        Section 5.03. No Shop. The Shareholder shall not, during the term of this Agreement, directly or indirectly (i) solicit, initiate or encourage (or authorize any person to solicit, initiate or encourage) any inquiry, proposal or offer from any person to acquire any of the business, property or capital stock of the Company or any direct or indirect subsidiary thereof, or any acquisition of any Shares or other equity interest in, or any assets of, the Company or any direct or indirect subsidiary thereof, whether by merger, amalgamation, purchase of assets, tender offer or other transaction or (ii) participate in any discussions or negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or participate in, facilitate or encourage any effort or attempt by any other person to do or seek any of the foregoing. The Shareholder agrees to promptly advise Reliance Gateway of the terms of any communications it may receive relating to any of the foregoing.

ARTICLE 6
COVENANTS OF RELIANCE GATEWAY AND THE SHAREHOLDER

        Section 6.01. Additional Agreements. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations and which may be required under any agreements, contracts, commitments, instruments, understandings, arrangements or restrictions of any kind to which such party is a party or by which such party is governed or bound, to consummate and make effective the transactions contemplated by this Agreement, to obtain all necessary waivers, consents and approvals and effect all necessary registrations and filings and to rectify any event or circumstances which could impede consummation of the transactions contemplated hereby.

ARTICLE 7
MISCELLANEOUS

        Section 7.01. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

        Section 7.02. Specific Performance. The parties hereto agree that Reliance Gateway would be irreparably damaged if for any reason the Shareholder failed to perform any of its obligations under this Agreement, and that Reliance Gateway would not have an adequate remedy at law for money damages in such event. Accordingly, Reliance Gateway shall be entitled to specific performance and injunctive and other equitable relief to enforce the performance of this Agreement by the Shareholder. This provision is without prejudice to any other rights that Reliance Gateway may have against the Shareholder for any failure to perform its obligations under this Agreement. The Shareholder shall be entitled to specific performance and injunctive and other equitable relief to enforce the performance of this Agreement by Reliance Gateway. This provision is without prejudice to any other rights that the Shareholder may have against Reliance Gateway for any failure to perform its obligations under this Agreement.

        Section 7.03. Notices. All notices, requests, claims, demands and other communications provided for by this Agreement (unless otherwise specified herein) shall be in writing and delivered by mail, telegram, telex, facsimile or personal delivery and shall be deemed given if delivered in person, by telegram, telex, facsimile or personal delivery when received, and if mailed, when mailed postage prepaid, return receipt requested registered or certified, and addressed to the respective parties as set forth below or at such other address as any party hereto may specify to the other parties hereto in writing (such change of address to become effective only upon receipt of such notification in writing).

        If to Reliance Gateway, to:

Reliance Gateway Net Limited
Dhirubhai Ambani Knowledge City
Block E, SB-14, 1st Floor
Thane-Belapur Road
Koparkhairane, Navi Mumbai
400 709, India
Telecopy: 011-91-22-3032-5895
Attention: PMS Prasad

        with a copy to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
Telecopy: 212-450-3800
Attention: Nancy L. Sanborn

        If to the Shareholder, to:

WestLB AG
1211 Avenue of the Americas
New York, New York 10036
Telecopy: 212-852-6386
Attention: David G. Yu

        with a copy to:

WestLB AG
1211 Avenue of the Americas
New York, New York 10036
Telecopy: 212-852-6386
Attention: Soenke Voigt

        Section 7.04. Amendments; Termination. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto. This Agreement may be terminated by any of the parties hereto at the earlier of (i) the Effective Time and (ii) March 10, 2004.

        Section 7.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto; provided further that Reliance Gateway may assign its rights and obligations hereunder to any of its affiliates.

        Section 7.06. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of New York without giving effect to the principles of conflicts of laws thereof.

        Section 7.07. Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver.

        Section 7.08. Counterparts; Effectiveness; Benefit. This Agreement may be executed and delivered (including by facsimile transmission) by the parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any person other than the parties hereto and their respective successors and assigns.

        Section 7.09. No Third Party Beneficiaries. No party other than the parties hereto shall be an intended beneficiary of this Agreement or any portion hereof.

        Section 7.10. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, with respect to the subject matter hereof.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

			WESTLB AG

Class of Stock	Shares Owned	Consideration

common	43,874	$57,474.94	By:	/s/ David Yu
			Name: David Yu
			Title: Director

			By:	/s/ Stephan Kloock
			Name: Stephan Kloock
			Title: Regional Head Global Specialized Finance Transaction Management/Credit

RELIANCE GATEWAY NET
LIMITED

By:	/s/ P.M.S. Prasad
Name: P.M.S. Prasad
Title: Authorized Signatory